Exhibit 99.1

PENSARE ACQUISITION CORP. AND TPx COMMUNICATIONS ANNOUNCE TERMINATION OF BUSINESS COMBINATION AGREEMENT

ATLANTA, GA and LOS ANGELES, CA - May 20, 2019 - Pensare Acquisition Corp. (NASDAQ: WRLS) (“Pensare”) and U.S TelePacific Holdings Corp. dba TPx Communications (“TPx”) today announced that both parties agreed to mutually terminate the Business Combination Agreement they previously entered into. The termination of the Business Combination Agreement is effective immediately. Pensare intends to continue to pursue a business combination.

About Pensare Acquisition Corp.

Pensare Acquisition Corp. is a special purpose acquisition company that went public on Nasdaq in July 2017 and was formed for the purpose of effecting a merger, acquisition or similar business combination in the telecommunications, media, and technology (TMT) industries. Pensare is led by Chairman Larry Mock, Chief Executive Officer Darrell J. Mays, President Robert Willis, and Chief Strategy Officer David Panton. Pensare’s securities are quoted on the Nasdaq stock exchange under the ticker symbols WRLS, WRLSW, WRLSR and WRLSU. For more information, visit www.pensaregrp.com.

About TPx

Founded in 1998, TPx is a leading provider of Unified Communications, Managed IT services, and Managed Connectivity services with approximately 30,000 customers and 53,000 customer locations across the U.S. TPx has best-in-class customer service embedded in its corporate DNA, offering guaranteed performance to all customers wherever there's a broadband connection. TPx customers serve every business sector and include many government and not-for-profit enterprises. Throughout its history, the company has steadily executed strategically and delivered more than 16 years of uninterrupted growth over a period that has included two recessions. For more information, visit www.tpx.com or follow @TPxComm on Twitter.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding Pensare’s ability to complete a business combination, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Pensare’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including those risk factors contained in Pensare’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. Pensare does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

###

Media Contact:

Jack Murphy

ICR

(646) 677-1834

jack.murphy@icrinc.com